UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

Warby Parker Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-40825 (Commission File Number)	80-0423634 (IRS Employer Identification No.)

233 Spring Street, 6th Floor East New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

(646) 847-7215

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	WRBY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (P30.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2022, Warby Parker Inc. (the “Company”), a Delaware public benefit corporation, and Warby Parker Retail, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (together, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto and Comerica Bank, as Administrative Agent (the “Agent”), Sole Lead Arranger and Sole Bookrunner.

The Credit Agreement provides for a revolving credit facility with borrowing capacity up to $100,000,000 at any time outstanding. The Credit Agreement also contains an uncommitted accordion feature pursuant to which the Borrowers can expand their borrowing capacity by $75,000,000 for maximum borrowings of $175,000,000, subject to certain conditions. The Credit Agreement matures on September 30, 2027 (the “Maturity Date”), and the Borrowers may borrow, repay and reborrow amounts under the revolving credit facility until the Maturity Date. At closing, approximately $4.1 million was drawn under the Credit Agreement in the form of letters of credit.

Proceeds of the borrowings under the Credit Agreement are intended to be used for working capital and other general corporate purposes in the ordinary course of business. Borrowings under the Credit Agreement are secured and will bear interest at a rate equal to, at the Borrowers’ option, either (a) a base rate determined by reference to the highest of (i) the federal funds rate plus 1.00% per annum, (ii) the rate last announced by the Agent as its prime rate and (iii) the Bloomberg Short-Term Bank Yield Index rate (“BSBY Rate”) for a one month tenor on such date plus 1.00% per annum, in each case, plus an applicable margin of 0.50-0.80% per annum; or (b) the BSBY Rate for the applicable interest period plus an applicable margin of 1.50-1.80% per annum. The applicable margin shall be determined based on the Borrowers’ consolidated senior net leverage ratio, and in no event shall the applicable interest rate be lower than the floor specified in the Credit Agreement. In addition, the Credit Agreement requires the Borrowers to pay a facility fee of 0.15% per annum in respect of the aggregate commitments under the Credit Agreement.

The obligations of the Borrowers under the Credit Agreement are secured by first-lien security interests in substantially all of the assets of the Borrowers. In addition, the obligations are required to be guaranteed in the future by certain additional domestic subsidiaries of the Company.

The Credit Agreement contains a financial maintenance covenant, which only takes effect at such time that the Borrowers first borrow $60 million or more under the credit facility. Beginning at such time that the Borrowers first borrow $60 million or more, and at all times thereafter, the Borrowers will be required to maintain a maximum consolidated senior net leverage ratio of 3.00:1.00, which will be tested on the last day of each fiscal quarter.

In addition, the Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit indebtedness, liens, capital expenditures, asset sales, investments and restricted payments, in each case subject to negotiated exceptions and baskets. The Credit Agreement also contains representations, warranties and event of default provisions customary for a transaction of this type.

The foregoing is a summary description of certain terms of the Credit Agreement and does not purport to be complete, and it is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of September 30, 2022, by and among Warby Parker Inc., Warby Parker Retail, Inc., the lenders from time to time party thereto and Comerica Bank as Administrative Agent, Sole Lead Arranger and Sole Bookrunner.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted annexes, schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARBY PARKER INC.

Dated: October 4, 2022	By:	/s/ Steve Miller
Steve Miller
Chief Financial Officer